Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release

TRICO BANCSHARES ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND

CHICO, CA – (February 26, 2024) – The Board of Directors of TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, declared a quarterly cash dividend of $0.33 (thirty-three cents) per share on its common stock, no par value on February 22, 2024. The dividend is payable on March 22, 2024, to holders of record on March 8, 2024. President and CEO, Richard Smith noted; "Not only does this dividend reflect an increase of 10% over the prior quarter, since 1989 the Company has consistently paid a quarterly cash dividend with this representing our 138th consecutive quarterly payment, which is reflective of the Company's strength, stability and our commitment to building shareholder value for nearly 50 years."

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.